UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 10, 2017

Del Frisco's Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  001-35611

Delaware	20-8453116
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

920 S. Kimball Ave., Suite 100

Southlake, TX 76092

(Address of principal executive offices, including zip code)

(817) 601-3421

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 10, 2017, the Board of Directors of Del Frisco’s Restaurant Group, Inc. (the “Company”) appointed Ms. Pauline J. Brown to serve as a class II Director to fill a newly created vacancy on the Board, with such appointment effective as of April 1, 2017.  Ms. Brown's current term of office will end at the Company's 2017 Annual Stockholder Meeting.

Ms. Brown has been a Senior Lecturer at Harvard Business School since 2016. Before joining Harvard Business School, Ms. Brown served as Chairman, North America for LVMH Moët Hennessy Louis Vuitton, S.E., a European multinational luxury goods conglomerate, from 2013 to 2015.  From 2010 to 2013, Ms. Brown served as an independent advisor to owners and investors in consumer brands.  Ms. Brown also formerly served as Managing Director, Consumer and Retail, to The Carlyle Group, Senior Vice President, Corporate Strategy and Global Business Development to Avon Products, Inc., Vice President, Corporate Strategy and New Business Development to Estée Lauder Companies and was a Management Consultant with Bain & Company.

Ms. Brown will receive the Company’s standard compensation package for independent directors, which includes an annual cash retainer of $47,500 and an annual stock-based compensation award valued at approximately $75,000 that vests on the first anniversary of the date of grant.

Ms. Brown has been affirmatively determined by the Board to be an independent director under the independence standards of the NASDAQ Global Select Stock Market and will serve as a member of the Company's Compensation Committee and Nominating and Corporate Governance Committee.

There were no understandings or other agreements or arrangements between Ms. Brown and any other person pursuant to which Ms. Brown was elected as a director of the Company.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Del Frisco's Restaurant Group, Inc.

Date: March 13, 2017	By:	/s/ Thomas J. Pennison, Jr.
Thomas J. Pennison, Jr.
Chief Financial Officer